EXHIBIT 10.3


                                   AGREEMENT
                                   ---------


Date:  April 6, 1999

To:    J. Gary Kaenzig, Jr.

From:  T. J. Dermot Dunphy


      This memorandum sets forth our agreement related to your leaving employment with Sealed Air Corporation and its subsidiary Cryovac, Inc. (collectively, "Sealed Air").

1.    Employment

         We confirm that your last date of active employment will be June 11, 1999. Your salary will continue until that date, and your active Sealed Air employee benefit coverages will also continue until that date (provided you continue to pay any required premiums). Also, certain benefit coverages will continue during the period that you are receiving severance payments (see Section 3). If you have any questions regarding Sealed Air employee benefits, please refer to the appropriate summary plan descriptions or call Roger Deverman at Sealed Air's Park 80 office in Saddle Brook, New Jersey.

         You have advised that you will not be a candidate for appointment as an officer of Sealed Air Corporation at the annual meeting of the Board of Directors on May 21, 1999, even though you will continue to serve as an employee until June 11, 1999.

2.    Unused Vacation Payment

         You will receive a lump sum payment for any 1999 vacation time (up to 25 days) remaining unused as of your last date of active employment, in accordance with Sealed Air's Duncan, SC policy. Since you were hired prior to January 1, 1983, you also will be paid the additional vacation committed at the time of accrual conversion. This payment for unused vacation will be made in the month following your last day of active employment.

3.    Severance Benefits

      a) You will receive one and one-half weeks of pay for each full year of service plus an additional 13 weeks of pay for a total of 55 weeks of severance pay. You will

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           receive severance pay at your current base pay level of $26,191.67 per month during the period commencing immediately after your last date of active employment and ending on June 30, 2000.

      b) Until June 30, 2000, you will continue to participate in Sealed Air's employee benefit coverages with respect to medical, dental, and life, provided you continue to make the required contributions and the plans continue to be available to employees.

      c) The period that you receive severance payments hereunder will be considered active employment for the purpose of determining your eligibility to participate in the Sealed Air Corporation Post-Retirement Medical and Life Insurance program. The period that you receive severance payments hereunder will also be considered service and active employment under the W. R. Grace & Co. Stock Incentive Plans, subject to the approval of such modification by the Organization and Compensation Committee (the "Compensation Committee") of the Board of Directors of Sealed Air Corporation. The period that you receive severance payments hereunder will be considered service for the purpose of determining the timing of payments of deferred compensation under the Sealed Air Corporation Deferred Compensation Plan for Cryovac Employees and your stock deferrals under the W. R. Grace & Co. 1994-1996 Long Term Incentive Program as assumed by Sealed Air.

           It is the intent of the Company that the provisions of this paragraph
           (c) put you in the same position as an active employee who retires at the date your severance payments end with regard to the specific plan provisions mentioned above.

           You agree that you shall be solely responsible for any federal, state, or local income taxes or property taxes that accrue as a result of the above.

4.    Continuation of Medical and Dental Coverage After Severance Period

         At the time you are to receive your last severance payment, you will be notified of your right to elect coverage under the Sealed Air medical and dental plans by paying the full cost of such coverage (which is sometimes called "COBRA coverage") for a period of up to 18 months after your severance payments cease.

5.    Health Care Spending Account and Dependent Care Account

         If you currently participate in the Health Care Spending Account and the Dependent Care Spending Account, you may continue to participate until the end of 1999.

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6.    Long Term Disability, Accidental Death and Dismemberment, Thrift Plan,
      Profit-Sharing Plan and Deferred Compensation

         Your participation in the Long Term Disability (LTD) Plan, the Accidental Death and Dismemberment Plan, and contributions to the Thrift Plan (401K) shall end on June 30, 1999. You may continue to repay Thrift Plan loan balances, if any, during the period you receive periodic severance payments. You may apply for conversion of the LTD Plan to a private plan by making application for such conversion no later than 10 days following your last day of active employment.

         You will not be eligible for a 1999 contribution to the Profit-Sharing Plan, since you will not be actively employed (as provided in that plan) on December 31, 1999.

         Subject to the provisions of Section 3(c) above, your deferred compensation accounts will be paid to you in accordance with your original elections.

7.    Bonuses

         Your 1999 bonus will be prorated based on the months of your active employment during 1999. Your bonus will be based on the corporate and business unit performance for the entire bonus period as well as your individual performance during the portion of the year during which you were actively employed. Any payments will be made at the same time as such payments are made to active employees. You will not be eligible for a bonus for 2000.

8.    Contingent Stock Award

         On April 2, 1998, you were awarded the right to purchase 23,500 shares of Sealed Air Common Stock under the Contingent Stock Plan of Sealed Air Corporation. As provided in such Plan, such shares were issued subject to Sealed Air's right to reacquire such shares if your employment ended prior to June 1, 2001. The period ending on May 31, 2001 is referred to in this letter agreement as the "Repurchase Period". Subject to the approval of the Compensation Committee, Sealed Air will forego its right to repurchase such shares of Common Stock upon termination of your employment on the terms and conditions set forth below.

         The 23,500 shares referred to in the preceding paragraph (the "Retained Shares") will remain subject to Sealed Air's option to repurchase such shares at your purchase price of $1 per share through the Repurchase Period. Such option will become exercisable if you breach any of your obligations referred to in Section 9 during the Repurchase Period. You agree that Sealed Air also shall be entitled to enforce any other rights or remedies available to it upon any such breach. You agree that you will not sell, transfer or encumber the Retained Shares during the Repurchase Period. You also agree that Sealed Air may place a legend on the certificate representing the Retained Shares indicating (1) that during the Repurchase Period the Retained Shares cannot be sold,

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      transferred or encumbered and (2) that Sealed Air has the right to repurchase the Retained Shares in the event of your breach of such obligations during the Repurchase Period. Upon any of the changes in the Common Stock described in Section 15 of the Contingent Stock Plan, the restriction, option and legend described in this paragraph shall apply to any securities issued in connection with any such change in respect of the Retained Shares. Following the expiration of the Repurchase Period, if you have complied with such obligations, you may surrender to Sealed Air the certificate representing the Retained Shares in exchange for a new certificate free of the legend or for a statement from Sealed Air representing the Retained Shares in book entry form free of such legend.

9.    Obligations under "1970 Agreement" and State Law

         Because of your management role in Cryovac's business for a number of years and your position since March 31, 1998 as one of Sealed Air Corporation's senior officers, you hold significant confidential proprietary information of Sealed Air, such as information about Sealed Air's finances, business plans and programs, research and development projects, products, manufacturing processes, raw materials, suppliers, customers, marketing and sales. You acknowledge and agree that disclosure to or use by anyone other than Sealed Air of such information could cause substantial damage to Sealed Air. You understand and agree that, after you cease to be employed by Sealed Air, you will remain subject to the obligations under the agreement that you signed on August 17, 1970 with W.
      R. Grace & Co., a Connecticut corporation, (the "1970 Agreement"), with Sealed Air the successor "Company" in the 1970 Agreement. You also understand that this memo will not affect your obligations under the South Carolina Uniform Trade Secrets Law or any other applicable obligations that may limit your disclosure or use of Sealed Air's confidential information.

10.   Company Car

         You may purchase your company car when you leave active employment on the terms available to employees who leave employment in good standing. If you do not choose to purchase your company car, you agree to make arrangements to return the car to Sealed Air no later than July 16, 1999 at the Duncan, SC facility.

11.   Entire Agreement

         This letter agreement and the "1970 Agreement" set forth the entire agreement between you and Sealed Air concerning the subject matters discussed therein.

Agreed:                                       SEALED AIR CORPORATION

/s/ J. Gary Kaenzig, Jr.
------------------------------                By /s/ T.J. Dermot Dunphy
                                                 -------------------------------
April 6, 1999                                    Chairman of the Board and
------------------------------                   Chief Executive Officer
            Date


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